FIRST AMENDMENT TO AGREEMENT AND PLAN
                 OF MERGER BY AND AMONG MEDICAL DYNAMICS, INC.,
                            INFOCURE CORPORATION AND
                          CADI ACQUISITION CORPORATION

     THIS FIRST AMENDMENT TO THE PLAN AND AGREEMENT OF MERGER by and among InfoCure Corporation, a Delaware corporation ("Parent"), CADI Acquisition Corporation, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and Medical Dynamics, Inc., a Colorado corporation ("Company") dated December 21, 1999 (the "Merger Agreement") is entered into this 10th day of April, 2000. Capitalized terms used herein, but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

                              W I T N E S S E T H :

     WHEREAS, pursuant to the Merger Agreement, Company shall merge with and into Merger Sub;

     WHEREAS, the parties desire to amend the Merger Agreement to provide that any holder of Company Common Stock who is to receive less than one hundred (100) shares of Parent Common Stock, shall instead receive cash at the same rate; and

     WHEREAS, the parties also desire to amend the Merger Agreement to express their intention to not attempt to qualify the transaction for pooling-of-interests accounting treatment.

     NOW, THEREFORE, Company, Parent and CADI hereby agree to amend the Merger Agreement as follows:

     1. Term. Section 8.1.B. of the Merger Agreement is hereby amended to delete
Section 8.1.B. in its entirety and to insert in lieu thereof the following
Section 8.1.B.:

     "8.1.B. By either Company or Parent if the Merger shall not have been consummated by July 31, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1.B. shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement."

     2. Pooling. Sections 2.10.B, 3.30, 6.1.A. and 9.7 of the Merger Agreement are hereby deleted in their entirety and shall be of no further force and effect.

     3. Reorganization. Section 6.2.A.(xvi) of the Merger Agreement is hereby amended to delete Section 6.2.A.(xvi) in its entirety and to insert in lieu thereof the following Section 6.2.A.(xvi):

     "6.2.A.(xvi) Engage in any action that could cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Section 6.2."

     Except as modified herein, the terms and conditions of the Merger Agreement shall remain in full force and effect.

     The Boards of Directors of Company and Parent have approved and declared advisable this Amendment, and have approved the Merger and the other transactions contemplated by this Agreement and have determined to recommend that the shareholders of Company adopt and approve (i) the Merger Agreement;
(ii) the Amendment to the Merger Agreement and (iii) the Merger transaction.

     This First Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this First Amendment has been executed as of the date first written above.

                                      PARENT:

                                      InfoCure Corporation



                                      By: /s/
                                      Name:
                                      Title:


                                      MERGER SUB:

                                      CADI Acquisition Corporation



                                      By: /s/
                                      Name:
                                      Title:


                                      COMPANY:

                                      Medical Dynamics, Inc.



                                      By: /s/
                                      Name:
                                      Title: